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                       AMENDMENT TO DISTRIBUTION AGREEMENT
                             DATE SEPTEMBER 28, 2004

      The AGREEMENT, dated as of January 1, 2002, as amended June 26, 2003, by and between Manufacturers Investment Trust (the "Trust") and Manulife Financial Securities LLC (the "Distributor") is hereby amended as of September 28, 2004 as follows:

      WHEREAS, the Distributor acts as principal underwriter with respect to each class of shares of the Trust's series;

      WHEREAS, the newly adopted Rule 38a-1 under the Investment Company Act of 1940 ("Rule 38a-1") requires the Trust to approve and to oversee the implementation of the policies and procedures of the Distributor for compliance with the federal securities laws;

      WHEREAS, the Trust and the Distributor desire to comply with Rule 38a-1;

      NOW, THEREFORE, the Trust and the Distributor agree as follows:

1. The Distributor will provide the Trust with its written compliance policies and procedures as required by Rule 38a-1 ("Rule 38a-1 policies and procedures") for the approval by the Board of Trustees of the Trust. The Distributor's Rule 38a-1 policies and procedures shall be reasonably designed to prevent, detect, and correct any material violations of the federal securities laws as defined in Rule 38a-1, and which include the Securities Act of 1933, the Securities and Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act (relating to privacy regulation), any SEC rules adopted under any of these statutes, the Bank Secrecy Act as it applies to registered investment company operations (anti-money laundering), and any rules adopted thereunder by the SEC or the Department of the Treasury ("Federal Securities Laws").

2. The Distributor will promptly provide the Trust's Chief Compliance Officer with any material changes that have been made to the Distributor's Rule 38a-1 policies and procedures.

3. The Distributor agrees to cooperate with the Trust in the annual review of the Distributor's Rule 38a-1 policies and procedures conducted by the Chief Compliance Officer of the Trust to determine the adequacy of the Distributor's Rule 38a-1 policies and procedures and the effectiveness of their implementation (the "Annual Review"). The Distributor also agrees to cooperate with the Trust in any interim reviews of the Distributor's Rule 38a-1 policies and procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments ("Interim Review"). Such cooperation includes, without limitation, furnishing such certifications, subcertifications, and documentation as the Trust's Chief Compliance Officer shall reasonably request from time to time and implementing changes to the Distributor's Rule 38a-1 policies and procedures satisfactory to the Trust's Chief Compliance Officer.

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4.    The Distributor will provide the Trust with ongoing, direct, and immediate access to the Distributor's compliance personnel and shall cooperate with the Trust's Chief Compliance Officer in carrying out the Trust obligations under Rule 38a-1 to oversee the compliance program of the Distributor.

5. The Distributor will promptly notify Trust in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to the Distributor's Rule 38a-1 policies and procedures and will cooperate with the Trust in providing the Trust with periodic and special reports in the event any Material Compliance Matter occurs. A "Material Compliance Matter" has the same meaning as the term defined in Rule 38a-1, and includes any compliance matters that involves: (1) a violation of the Federal Securities Laws by the Distributor (or its officers, directors, employees, or agents); (2) a violation of the Distributor's Rule 38a-1 policies and procedures; or (3) a weakness in the design or implementation of the Distributor's Rule 38a-1 policies and procedures.

6. The Distributor (and anyone acting under the direction of the Distributor) will refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Trust's Chief Compliance Officer in the performance of her or his responsibilities under Rule 38a-1.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

MANUFACTURERS INVESTMENT TRUST

BY: _______________________________________________
    James D. Gallagher, President

MANULIFE FINANCIAL SECURITIES LLC

BY: The Manufacturers Life Insurance Company (U.S.A.), Its Managing Member

BY: _______________________________________________
    James D. Gallagher, Executive Vice President,
    Secretary and General Counsel

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